Exhibit 10.8

Master Property Management, Leasing

and Construction Management Agreement

This Master Property Management, Leasing And Construction Management Agreement (“Agreement”) is made and entered into as of the          day of                     , by and among Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“Wells REIT II”), Wells Operating Partnership II, L.P., a Delaware limited partnership (“Wells OP II”), and Wells Management Company, Inc., a Georgia corporation (“Manager”).

Background

Wells OP II was organized to acquire, own, operate, lease and manage real estate properties on behalf of Wells REIT II. Owner (as defined below) intends to retain Manager to manage, coordinate the leasing of, and manage construction activities related to, some of the real estate properties acquired for the benefit of Wells REIT II under the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1.	“Advisor” means Wells Capital, Inc., a Georgia corporation, or its successor as advisor of Wells REIT II.

1.2.	“Affiliate” of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. The Manager shall not be deemed to control or be under common control with another Wells-sponsored program unless (i) the Manager owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the Manager.

1.3.	“Conflicts Committee” has the meaning ascribed to that term in the articles of incorporation of Wells REIT II.

1.4.	“Improvements” means buildings, structures, and equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.5.	“Lease” means, unless the context otherwise requires, any lease or sublease made by Owner or Owner JV as landlord or by its predecessor.

1.6.	“Management Fees” has the meaning set forth in Section 4 hereof.

1.7.	“Owner” means Wells OP II, Wells REIT II, and each of their direct and indirect subsidiaries.

1.8.	“Owner JV” means any joint venture, limited liability company or other Affiliate of Owner that is controlled or managed by Owner and that owns, in whole or in part, any Improvements.

1.9.	“Ownership Agreements” has the meaning set forth in Section 2.3.B hereof.

1.10.	“Person” means any natural persons, partnership, corporation, association, trust, limited liability company or other legal entity.

1.11.	“Properties” means all real estate properties owned by Owner or Owner JV and all tracts acquired by Owner or Owner JV in the future containing income-producing Improvements or on which Owner or Owner JV will construct income-producing Improvements that are included on a Property Amendment to this Agreement (but does not include real estate property owned by Owner or Owner JV that is not included on a Property Amendment agreed to by Owner and Manager).

1.12.	“Property Amendment” means an amendment to this Agreement describing a parcel of real estate and an Improvement thereon (or, in the case of construction management services provided pursuant to Section 2.6, an Improvement or a planned Improvement, as the case may be) and describing the services to be provided by Manager to Owner or an Owner JV under this Agreement.

2.	Appointment Of Manager; Services To Be Performed.

2.1.	Appointment of Manager. Owner hereby engages and retains Manager as the sole and exclusive manager of the Properties to perform such functions as are specified on the Property Amendment related to each Property and as set forth herein. Manager hereby accepts such appointment on the terms and conditions hereinafter set forth. It being understood that this Agreement causes Manager to be, at law, Owner’s and Owner JV’s agent with respect to the Properties but only for the limited purposes set forth on the Property Amendments and otherwise expressly set forth herein upon the terms contained herein. Owner represents that it has authority to grant such agency power. Nothing herein shall obligate Owner to enter into any Property Amendment.

2.2.	Dealings with Advisor. Unless Owner specifically informs Manager to the contrary, Advisor may perform any of the obligations or exercise any of the rights of

Owner or Owner JV under this Agreement; provided that any actions that Advisor takes on behalf of Owner pursuant hereto are subject to the terms of the agreements between Advisor and Owner, and this Section 2.2 does not expand or modify the authority of Advisor to act on behalf of Owner. No Property amendment shall be entered into by Owner without the approval of Owner’s Board of Directors (or a committee of the board authorized to give such approval).

2.3.	General.

A.	Efforts of Manager. Manager agrees to perform its duties under this agreement and to use reasonable commercial efforts to enhance the Properties’ ability to generate income. Manager’s services are to be of scope and quality not less than those generally performed by professional managers of other similar properties in the areas in which Properties are located. Manager shall make available to Owner and any Owner JVs the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner and Owner JVs relating to the management, operation, leasing, construction and/or buildout of the Properties.

B.	Ownership Agreements. Manager has received copies of agreements of limited partnership, joint venture partnership agreements and operating agreements of Owner and its Affiliates as well as the articles of incorporation, bylaws, and registration statement on Form S-11 (no. 333-107066) of Wells REIT II, including all prospectus supplements and post-effective amendments thereto (collectively, the “Ownership Agreements”) and is familiar with the terms thereof. Advisor agrees to obtain and review copies of all mortgages on all Properties and inform Manager of any restrictions relating to property use thereof. Manager will use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, in any way conflicts with the terms of the Ownership Agreements or the mortgages in the absence of the express direction of the Conflicts Committee, and Manager shall promptly notify Owner if any such conflict arises.

2.4.	Specific Duties as Property Manager. Manager’s duties as property manager for any of the Properties indicated on a Property Amendment as being subject to the management services as provided herein include the following:

A.

Monies Collected. Manager will collect all rent and other monies from tenants and any sums otherwise due Owner or Owner JV with respect to the Properties in the ordinary course of business in accordance with the terms and conditions of all leases and other agreements for the use and occupancy of the Properties, including any other charges that may become due at any time from any tenant or from others for services provided in connection with the use and occupancy of the Properties. In collecting such monies, Manager will inform tenants of the Properties that all remittances are to be in the form of a check, money order or wire transfer.

Owner authorizes Manager to request, demand, collect and receipt for all such rent and other monies and to institute legal proceedings in the name of Owner or Owner JV for the collection thereof and for the dispossession of any tenant in default under its Lease. All monies so collected shall be deposited in an Account (as defined in Section 2.4.K(1)). Manager shall not write-off any income items without the prior approval of Owner.

B.	Lease and Mortgage Obligations. Manager will perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager will also provide or cause to be provided, at Owner’s or Owner JV’s (as appropriate) expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under leases, normal repairs and maintenance, and cleaning and janitorial service. Manager shall use its commercially reasonable efforts to comply with the terms and conditions of all Leases and shall promptly advise Owner of any material breaches. Manager shall also perform all covenants and obligations required to be performed under the provisions of all mortgages, deeds of trust, deeds to secure debt or other like instrument to the extent that the performance of such covenants and obligations are within the day-to-day control of Manager or as may be requested by Owner.

C.	Building Inspections. Conduct complete inspections of the Properties and the surrounding common areas and all of their mechanical facilities as is prudent to determine that the same are in good order and repair, but no less frequently than once per calendar quarter during the term of this Agreement; provided, however, that any Properties subject to triple-net leases need only be inspected semi-annually.

D.	Maintenance. Manager will cause the Properties to be maintained in the same manner as similar properties in the area. Manager’s duties and supervision in this respect include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repairs, alterations, and decoration of the Improvements, subject to and in strict compliance with this Agreement and the Leases.

E.	Limitations on Expenditures. Manager will not incur any costs other than those estimated in any approved budget or approved pro forma statements or as otherwise specified in a Property Amendment except for:

(1)	costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of a Property, or for the safety of occupant or other person (or to avoid the suspension of any necessary service of the Property);

(2)	expenditures for real estate taxes and assessments that exceed the amount budgeted but only to the extent that such additional amounts are the result of a tax rate increase, property value reassessment or other assessment that occurs after the preparation of the budget;

(3)	maintenance and repair costs that are individually under $10,000 so long as such costs in the aggregate do not exceed the amount budgeted for such items by more than 5%; and

(4)	maintenance supplies calling for an aggregate purchase price of less than $5,000, unless a different amount is specified in a Property Amendment.

F.	Notice of Violations. Manager will forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

G.	Personnel. Any personnel Manager hires to maintain and operate a Property shall be the employees or independent contractors of Manager and not of Owner or Owner JV. Manager agrees to use due care in the selection and supervision of such employees or independent contractors. Manager is responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

H.	Utilities and Supplies. Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar properties in the area and shall order all necessary supplies and equipment required for the proper operation, maintenance and repair of the Properties;

I.	Tenant Complaints. Manager shall maintain business-like relations with the tenants of the Properties and respond to tenant complaints in a prudent, businesslike manner. Manager shall maintain a record of all tenant complaints and Manager’s response to such complaints which record shall be available for review by Owner.

J.	Signs. Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

K.	Banking Accommodations.

(1)	Operating and Maintaining Bank Accounts. Manager shall establish and maintain one or more separate checking accounts (each, an “Account”) in the Owner’s or Owner JV’s (as appropriate) name for funds relating to the Properties. All monies deposited from time to time in each Account shall be and remain the property of Owner or Owner JV (as appropriate) and shall be withdrawn and disbursed by Manager for the account of Owner or Owner JV (as appropriate) only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner’s or Owner JV’s behalf shall be commingled with funds of Manager. Each Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(a)	All sums received from rents and other income from the Properties shall be promptly deposited by Manager in an Account. All checks drawn to the order of Owner, Owner JV, or Advisor should be endorsed by Manager for deposit only and deposited in an Account.

(b)	Manager shall have the right to designate two or more persons who shall be authorized to draw against each Account, but only for purposes authorized by this Agreement. Manager may not under any circumstances write a check on an Account payable to or in favor of Manager or any Affiliate of Manager other than (i) to reimburse itself for expenditures made on behalf of the Properties, and (ii) to pay itself the Management Fees payable hereunder, provided that any such expenditure, reimbursement or Management Fee shall be reflected in the monthly operating statement provided with respect to the month in which such expenditure or reimbursement is paid, and all proper procedures for payment have been followed.

(c)

All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Manager from an Account in accordance with the terms of the approved budgets or pro formas and to the extent funds are available therefor after taking into account other required expenses of the Properties; provided, that if Manager has received a notice in accordance with Section 7.1 that it is in default of any material provision hereof and has not cured such default within ten (10) business days, then Manager shall refrain from and be prohibited from withdrawing funds from an

Account pursuant to this Subsection 2.4.K(1)(c) until such default is cured and Owner has consented to a normal resumption of the activity provided for in this Subsection 2.4.K(1)(c). In the event that Manager determines that there are insufficient funds in the Accounts for the Properties to pay sums due to Manager hereunder and to pay the other expenses of the Properties, then Manager shall notify Owner in writing and Owner shall promptly make sufficient funds available to satisfy such obligations.

(d)	Unless otherwise directed by Owner, by the 30th day of the first month following each calendar quarter, Manager shall forward to Owner or Owner JV net operating proceeds from the preceding quarter, retaining at all times, however a reserve for each Property as specified on the Property Amendment related thereto, in addition to any amounts otherwise provided in the budget as approved by the Owner to meet unbudgeted contingencies.

(2)	Closing Bank Accounts. All items relating to bank account closings are to be coordinated through Owner. Manager is required to process cash activity in accordance with any applicable termination agreement, purchase and sale agreement, merger agreement, etc. Manager is responsible for final bank account reconciliation at the time of close out or transfer of the account.

(3)	Bank Account Statements & Reconciliation.

(a)	Bank account statements will be delivered (via U.S. Mail) to a mailing address stipulated by Manager directly from the banking institution to the Manager’s accounting offices.

(b)	Manager should reconcile all bank accounts in a timely manner and make available such reconciliation(s) on request. Manager shall provide explanations for any large, unusual or recurring reconciling items along with an indication as to when they will be resolved. Bank reconciliations must be reviewed, approved, and initialed by at least one accounting supervisor independent from the individual preparing the bank reconciliation

(c)	Any issues relating to timely receipt of the monthly bank account statement (based on the established bank account statement cut-off date) should be directed towards the banking institution. Recurring problems relating to the timely receipt of statements should be brought to the attention of Owner.

(d)	Unless Owner specifically requires otherwise, bank account service charges/fees will be set up to be billed (by the banking institution) directly to the account.

(e)	Outstanding checks (over 6 months old) should be researched and resolved in accordance with instructions from Owner.

(4)	Failure of Depository Institution at which an Account is Located. Manager shall have no liability to Owner for any amounts in an Account which are lost or not covered by insurance if the depository institution at which the Account is maintained fails or is otherwise placed in the control of a governmental or quasi governmental authority and the assets of the Account are thereby forfeited in whole or in part, provided such depository institution was selected with reasonable care.

L.	Expenses. Manager shall analyze all bills received for services, work and supplies in connection with the maintaining and operating the Properties, pay all such bills, and pay utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Properties. Manager shall use reasonable commercial efforts to pay all bills within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. It is understood that the payment of real property taxes and assessment and insurance premiums will be paid out of an Account by Manager. All expenses shall be billed at net cost (i.e., less all commissions, discounts and allowances, however designed, but excluding rebates). Additionally, Manager will be held responsible for all Property 1099 reporting to the IRS. 1099’s must be filed under Manager name and Manager taxpayer identification number (TIN), listing Manager as the “payer”. Manager will provide annually a signed declaration indicating compliance with 1099 reporting; Manager will provide this declaration to Owner with the February Reporting Package. Penalties for misfilings are not to be charged to the property, but are payable by Manager.

M.	Other Cash Management Items.

(1)	To the extent funds are available in an Account, Manager shall pay the operating expenses of the Properties (including, without limitation, sums due Manager under this Agreement) and any other payments relative to the Properties as required by the terms of this Agreement.

(2)	Any interest or other income earned on the assets of an Account shall be re-deposited in the Account, and shall for federal and state income tax purposes be deemed to be income of the Owner or Owner JV.

(3)	Unless the bank account structure utilizes an automated cash concentration to the Owner (e.g., zero balance account structure), amounts held in reserve should be forecasted for significant expenditures (e.g. real estate tax payments) and must be held in interest bearing vehicles until the funds are disbursed.

(4)	If a Property has petty cash, it is the Manager’s responsibility to ensure that petty cash is reconciled to general ledger and replenished on a monthly basis.

N.	Books and Records.

(1)	General. Manager shall cause to be kept account books and records for the Properties. Books and records must show all receipts, expenditures and all other records necessary or convenient for the recording of the results of operations of the Properties. Such account books and records shall be kept in a secure location at the office(s) where Manager normally keeps all of its records and shall be open to inspection by Owner and its representatives at any reasonable time. Upon the effective date of expiration or termination of this Agreement, all such books and records shall be forthwith turned over to Owner so as to ensure the orderly continuance of the operations of the Properties. Manager shall take necessary measures to ensure such control over accounting and financial transactions as is reasonably required to protect Owner’s and Owner JV’s assets, from theft, error or fraudulent activity on the part of Manager’s employees or other agents. Manager shall indemnify and hold Advisor, Owner, and Owner JV harmless from all such losses, including, but not limited to, the following:

(a)	Theft of assets by Manager’s employees or other agents;

(b)	Penalties and interest due to delay in payment of invoices, bills or other like charges if funds of Owner or Owner JV or funds in an Account were available to make said payments and delays were not the result of any action or inaction on the part of the Owner;

(c)	Overpayment or duplicate payment of invoices arising from either fraud or error;

(d)	Overpayment of labor costs arising from either fraud or error;

(e)	A sum equal to the value of any form of payment from purveyors to Manager’s employees or associates arising from the purchase of goods or services for the Properties; and

(f)	Unauthorized use of facilities by Manager’s employees or associates.

(2)	Charts of Accounts. The format of all financial reports, documents and other statements prepared by Manager pursuant to this Agreement shall utilize the format required by Owner, as the same may be changed by Owner from time to time.

(3)	Fixed Asset Accounting. For Properties in portfolios requiring maintenance of fixed asset accounting detail and related depreciation (as specified in the Accounting Policies), Manager will be required to maintain and submit to Owner on a monthly basis, a detailed schedule of all fixed asset additions and the related depreciation/amortization and accumulated depreciation/ amortization utilizing the useful lives and various depreciation methods specified within the Accounting Policies. All such schedules shall agree to the amounts posted within the general ledger. Manager shall not be responsible for any errors in data made prior to Manager’s involvement with the data.

(4)	Periodic Meetings. As reasonably required by Owner, Manager and other personnel engaged or involved in the management and operation of the Properties shall meet to discuss the historical results of operations and to consider deviations from budget.

(5)	Right to Conduct Audit. Owner shall have the right to conduct an audit of the Properties’ operations by using its own internal auditors or by employing independent auditors. Costs associated with conducting such audits by internal or independent auditors shall be borne by Owner or Owner JV. Should such audits result in the discovery of either weaknesses in internal control or errors in record keeping, these shall be communicated to the Manager in writing. Manager shall correct such discrepancies either upon discovery or within a reasonable period of time after notification. Manager shall inform Owner in writing of the action taken and to be taken to correct such audit discrepancies. If any audit conducted by or on behalf of Owner or Owner JV reveals a discrepancy in excess of ten percent (10%), and greater than $10,000, for any material line item (i.e. base rent, operating escalation income, total cleaning, total repairs and maintenance, etc.), Manager shall be responsible for the reasonable expenses of such audit.

(6)	Ownership of Books and Records. The books of accounts and all other records relating to or reflecting the operations of the Properties shall at all times be the property of Owner or Owner JV, as applicable.

O.	Accounting Policies. Manager shall use the accrual method of accounting with GAAP adjustments shown below (unless and until GAAP changes):

(1)	Straight-Line Rent Adjustment– Record straight-line rent over the entire lease period on a lease by lease basis

(2)	Free Rent Adjustment – Recognize any Free Rent as part of the straight-line rent calculation on a lease by lease basis

(3)	Capitalization Policy – Capitalize any expenditure that replace, improve, or otherwise extend the economic life of an asset in excess of $5,000 for any given project. This includes tenant improvements and lease acquisition costs (leasing commissions, space planning fees, legal fees, etc) that are in excess of $5,000

(4)	Depreciation Expense – Record monthly depreciation expense on a straight-line basis over the estimated useful life of a given asset

(5)	Amortization Expense – Record monthly amortization expense on a straight-line basis over the life of the lease for which the cost was incurred

(6)	Other – Adopt such other accounting policies as Owner may direct from time to time or as specified on Exhibit A.

P.	Reporting.

(1)	Monthly Financial Reporting Package. Not later than the 20th day of each month, Manager shall cause to be delivered to Owner at least two copies of the standard reporting package and the specific financial and property information and reports set forth on Exhibit B. Manager acknowledges that the transmittal and specific financial statements and/ or schedules required by Owner are subject to change from time to time and may vary based on specific Property or portfolio requirements. All such reports shall be in a form prescribed by the Owner. In addition, Manager shall prepare any forms required by Owner to facilitate the input of financial information into Owner’s accounting system.

(2)	Quarterly Reports. On or before the 30th day of the first month following each calendar quarter for which such report or statement is prepared and during the term of this Agreement, Manager shall prepare and submit to the Owner the reports and statements detailed on Exhibit C.

(3)	Final Accounting. Following the expiration or earlier termination of this Agreement, by virtue of the termination of this Agreement by Owner or Owner JV for cause or otherwise, Manager shall nonetheless be responsible for preparing a final accounting within sixty (60) days of said expiration or earlier termination for any or all Properties subject to such termination or expiration. Such final accounting shall set forth all current income, all current expenses and all other expenses contracted for on Owner’s or Owner JV’s behalf but not yet incurred in connection with the applicable Property(ies). The final accounting shall also include all other items reasonably requested by Owner.

(4)	Certification. All financial statements other than those audited by the Owner’s or Owner JV’s independent public accounting firm shall be certified by an officer of Manager as true and correct in all respects and fairly presenting the financial results of the operation of the Properties.

(5)	Other Reports and Statements. Manager will furnish to Owner, at Manager’s expense, as promptly as practicable, such other reports, statements and other information with respect to the operations of the Properties as Owner may reasonably request from time to time.

Q.	Budgets and Leasing Plans. Not later than October 1 of each calendar year, Manager shall prepare and submit to the Owner for its approval an operating budget and, if Manager is also the leasing agent, a marketing and leasing plan on the Properties for the calendar year immediately following such submission. The budget and leasing plan shall be in the form of the budget and plan approved by the Owner prior to the date thereof and shall note (1) how the property will be managed and leased, (2) market conditions, (3) demographics, (4) annual planned maintenance schedule, (5) major leasing assumptions, (6) detail schedules for all revenue and expense items with assumptions, and (7) capital expenditure plans. As often as reasonably necessary during the period covered by any such budget, Manager may submit to the Owner for its approval an updated budget or plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period. If the Owner does not disapprove any such budget within 30 days after receipt thereof by the Owner, such budget shall be deemed approved. If the Owner shall disapprove any such budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor.

R.	Governmental Approvals. Obtain all governmental approvals and permits necessary for the operation of the Properties and recommend to Owner such actions or steps as are necessary to cause the Properties to comply with any and all applicable laws, regulations, ordinances, orders and directives of federal, state or local governmental authorities;

S.	Coordination with Property Manager. To the extent Manager is not also the leasing agent performing the functions described in Section 2.5, Manager will coordinate and cooperate with the leasing agent of the respective Property(ies) to ensure the full leasing and efficient operation of the Properties.

T.	Other Actions. Manager will take such other action and perform such other functions as Manager or Owner deems advisable or necessary for the efficient and economic management, operation and maintenance of the Properties.

2.5.	Specific Duties as Leasing Agent. Manager’s duties as leasing agent for any of the Properties indicated on a Property Amendment (and only such Properties) as being subject to the leasing agent services as provided herein include the following:

A.	Leasing Functions. Manager will coordinate the leasing of the Properties and negotiate and use reasonable commercial efforts to secure executed leases from qualified tenants for available space in the Properties. Such leases must be consistent with form and terms approved by Owner. Manager will use its reasonable commercial efforts to bring about complete leasing of the Properties. Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of the Owner. Such duties include, without limitation, (1) the preparation and distribution of listings to potential tenants in the market, as well as to reputable and active real estate agents within a reasonable effective area surrounding each Property and (2) the supplying of sufficient information to cooperating agents to enable them at all times to promote the rental of the Properties. Advisor, Owner, and Owner JV agree to refer to Manager all offerings and inquiries it receives regarding leasing activity at the Properties.

B.	Advertising. Owner authorizes Manager to advertise and to place signage on the Properties regarding the leasing, provided, that, such signage complies with all applicable governmental laws, regulations and requirements. Manager, at its expense, will provide its marketing package, signage and a two-sided flyer. Any additional advertising and promotion will be done at Owner’s (or Owner JV’s) expense pursuant to a program and budget agreed upon by Owner and Manager.

C.	Payments. Manager will pay such other reimbursable expenses and costs as Owner has approved and deems advisable or necessary for the efficient and economic leasing of the Properties.

D.

Coordination with Property Manager. To the extent Manager is not also the property manager performing the functions described in Section 2.4, Manager will coordinate and cooperate with the property manager of the respective Property(ies) to ensure the full leasing and efficient operation of the Properties.

E.	Other Actions. Manager will take such other action and perform such other functions as Manager or Owner deems reasonably advisable or necessary for the efficient and economic leasing of the Properties.

2.6.	Specific Duties as Construction Manager. Manager’s duties as construction manager for any of the Properties indicated on a Property Amendment (and only such Properties) as being subject to the construction management services as provided herein include the following:

A.	General.

(1)	The Manager shall secure or assist in securing all licenses, registrations, or permits required by law and shall comply with all ordinances, laws, orders, codes, rules, and regulations pertaining to building of an Improvement or the services described herein.

(2)	In the event a project is suspended for a period of more than thirty (30) days, Manager shall have the right to re-assign the personnel managing such project to other projects, and upon resumption of the project, the Manager shall be given a reasonable amount of time to assign new personnel to the management of the project. In addition, the compensation of the Manager shall be equitably adjusted to account for the suspension of services. If the project is abandoned at any time for any reason, Owner shall give Manager written notice of such decision, and Owner shall pay the Manager for amounts due under this Contract through the date of abandonment, and for any costs, expenses and damages incurred by Manager as a result of the abandonment of the project.

B.	Duties with Respect to New Construction, Tenant Improvements, and Redevelopments. Manager will perform the following duties for construction of Improvements on undeveloped land (“New Construction”) and for construction of Improvements that are to be made at the direction of, or in conformity with Lease obligations to, tenants (“Tenant Improvements”) or for the improvement to Improvements that change the size or nature of such Improvements or for the redevelopment of Improvements (collectively, “Redevelopments”):

(1)	Provide updated and detailed project budgets to the Owner.

(2)	Arrange for, coordinate, supervise and advise the Owner with respect to the selection of architects, contractors, design firms and consultants, and the execution of design, construction and consulting contracts.

(3)	Review design documents, and drafts thereof, submitted by the architect or other consultants, and notify Owner in writing of any mistakes, errors or omissions that the Manager observes in the documents and any recommendations it may have with respect to such mistakes, errors or omissions.

(4)	Evaluate and make recommendations to the Owner concerning cost estimates prepared by others.

(5)	Review and evaluate proposed schedules for construction.

(6)	Procure subcontractors through a minimum of three quotes for any jobs estimated to involve in excess of $50,000.

(7)	Coordinate the work of subcontractors.

(8)	Monitor the progress of construction.

(9)	Endeavor to identify any deficiencies in the work performed by subcontractors.

(10)	Provide Owner with monthly written status reports.

(11)	Advise the Owner with respect to alterations and modifications in any design documents submitted by the architect or other consultants that may be in the Owner’s interest, including obtaining advantages in terms of cost savings, scheduling, leasing, operation and maintenance issues and other matters affecting the overall benefit of the project.

(12)	Review and advise Owner on change order proposals and requests for additional services submitted to the Owner.

(13)	Schedule, coordinate, and attend necessary or appropriate project meetings.

(14)	Monitor and coordinate punch list preparation and resolution by the subcontractors.

(15)	Make recommendations to Owner concerning, and monitor, the use of the site by subcontractors, particularly as it relates to staging and storage, ingress and egress, temporary signage, fencing, barricades, restrictions on hours of operation, safety considerations and similar considerations.

(16)

Coordinate, monitor, supervise and advise the Owner with respect to preparation, execution, completion and filing of project-related documents, including, but not limited to, contracts, permit applications, licenses, certifications, zoning requirements, land use restrictions, governmental filings applicable to the Project and any other similar documents.

(17)	Review and advise the Owner with respect to draw requests submitted on the project.

(18)	Upon completion of construction, walk the completed New Construction, Tenant Improvements, or Redevelopments with the Owner to ensure that everything has been completed in accordance with the specifications. Manager shall cause the subcontractors to repair or replace any items that are determined to be deficient during this walk.

(19)	As instructed by the Owner, perform additional related project management functions.

(20)	Collect warranties and operation manuals, certificates, guarantees, as-builts and any similar documentation for the benefit of the Owner.

C.	Duties with Respect to New Construction and Redevelopments. Manager will perform the following duties with respect to New Construction and Redevelopments:

(1)	Provide Owner with a budget for each Improvement to be built prior to beginning construction of the respective Improvement.

(2)	Meet on a regular basis with Owner’s leasing agents and representatives of prospective tenants.

(3)	Arrange for, coordinate, supervise and advise the Owner with respect to various development services prior to design and construction of the Project, including due diligence, site investigations, land use and zoning matters, and similar development services.

D.	Duties with Respect to Tenant Improvements. Manager will perform the following duties related to Tenant Improvements:

(1)	Arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of a Lease of such space or which are customarily provided to tenants.

(2)	Meet with tenants and prospective tenants and their architects, engineers, consultants and contractors to facilitate design and construction of leasehold improvements.

(3)	Maintain separate files as to each tenant, and thereby document the entire design and construction process for each tenant.

(4)	Compile and disseminate such data regarding each tenant as Owner may reasonably require.

E.	Duties with Respect to Tenant Directed Improvements. Manager will perform the following duties for construction of Improvements that are to be made by or under the supervision of tenants (“Tenant Directed Improvements”)

(1)	Schedule, coordinate, and attend necessary or appropriate project meetings.

(2)	Review and evaluate lease exhibit language that identifies the scope and nature of tenant construction of the Tenant Directed Improvements.

(3)	Meet with tenants and prospective tenants and their architects, engineers, consultants and contractors to facilitate design and construction of Tenant Directed Improvements.

(4)	Review tenant construction documents for compliance with landlord criteria and requirements applicable to the Tenant Directed Improvements.

(5)	Review and evaluate proposed schedules for tenant construction.

(6)	Coordinate delivery of shell space to tenants for construction of Tenant Directed Improvements.

(7)	Observe tenant construction with attention to adherence of actual construction with construction documents.

(8)	Evaluate and make recommendations to Owner concerning the coordination of tenant work and any landlord work.

(9)	Make recommendations to Owner concerning, and monitor, the use of the site by tenant contractors, particularly as it relates to staging and storage, ingress and egress, temporary signage, fencing, barricades, restrictions on hours of operation, safety considerations and similar considerations.

(10)	Monitor the progress of tenant construction, and verify such key aspects of tenant construction such as compliance with scheduling requirements, compliance with rules and regulations of the Owner, verifying the tenant has obtained proper permits, etc.

(11)	Serve as an information conduit to the Owner from the tenants’ consultants and contractors when questions arise as to matters at the project site, and ensure that questions and issues are being addressed in a timely manner.

(12)	Ensure that tenant design and construction properly ties into building systems and does not adversely affect their proper operation.

(13)	Review and make recommendations to Owner concerning any requests by tenants for draws against allowances established by Owner or Owner JV.

(14)	Maintain separate files as to each tenant, and thereby document the entire design and construction process for each tenant.

(15)	Compile and disseminate such data regarding each tenant as Owner may reasonably require.

3.	Expenses.

3.1.	Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner and Owner JV shall be for the account of and on behalf of Owner and Owner JV. Such costs and expenses may include reasonable wages and salaries and other employee-related expenses of all on-site and off-site employees of Manager who are engaged in the operation, management, maintenance, leasing, construction, or access control of the Properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to the management of specific Properties. Manager shall also allocate a portion of its office, administrative and supplies expense to the extent directly related to the foregoing reimbursable expenses. All costs and expenses for which Owner or Owner JV is responsible under this Agreement shall be paid by Manager out of an Account. In the event said account does not contain sufficient funds to pay all said expenses, Owner or Owner JV shall fund all sums necessary to meet such additional costs and expenses.

3.2.	Manager’s Expenses. Manager shall, out of its own funds, pay all of its general overhead and administrative expenses not allocable pursuant to the second or third sentence of the preceding Section 3.1.

4.	Manager’s Compensation. For the services provided related to each Property included on a Property Amendment, Owner will pay Manager a fee (collectively, the “Management Fees”) as provided in this Section 4.

4.1.

Property Management Fee. For each Property for which Manager provides property management services, Owner shall pay Manager a management fee as set forth in the Property Amendment which will be based on the gross monthly income actually collected from each Property for the preceding month. For all purposes hereof, “gross monthly income” shall mean the total gross monthly collections received from a Property, including, without limitation, rents (and any interest or penalties accrued thereon), and miscellaneous gross income items of Owner, as applicable; provided, however, “gross monthly income” specifically excludes:

A.	Interest paid on any depository accounts, including all Accounts and any Accounts holding security deposits;

B.	Security deposits unless and not until such deposits are applied as rental income upon termination of a lease;

C.	Parking revenues when a third party operator is engaged, sales taxes, taxes paid in lieu of ad valorem taxes, and termination payments, except to the extent of previously uncollected rent or termination payments based in part on and to the extent of the remaining rent payable pursuant to a lease terminated prior to its stated expiration date;

D.	Imputed revenue related to employee occupied Improvements or spaces and space allocated or utilized for administrative purposes such as office use or model Improvements;

E.	Rents paid in advance of the due date until the month in which such payments are to apply as rental income;

F.	Monies collected for any capital items that are paid by tenants (such as tenant finish or other improvements); and

G.	Proceeds from a sale, refinancing, condemnation, hazard or liability insurance, title insurance, tax abatement awards of all or any portion of a Property, other than rental loss insurance payments.

Unless otherwise directed by Owner, Manager shall be entitled to withdraw its compensation pursuant to this Section directly from an Account monthly in arrears, on the tenth (10th) day of each calendar month, except for the reporting period during which this Agreement is terminated, in which case Owner will pay Manager the prorated fees due to Manager for the month of termination.

4.2.	Leasing Commissions. For each Property for which Manager provides leasing agent services, Owner shall pay Manager fees as follows:

A.	Initial Lease-Up Fee. Manager shall be entitled to receive a separate fee for the one-time initial rent-up or leasing-up of New Construction in an amount not to exceed one-month’s rent. For this purpose, a Redevelopment constituting a total rehabilitation shall be included in the term “New Construction.”

B.	Leasing Commissions.

(1)	New Lease Commission. For each Property for which Manager serves as leasing agent, Owner will pay Manager, for each new tenant lease entered into during the term hereof, a commission equal to the percentage specified in the related Property Amendment of the Net Rent payable during the term (not to exceed ten (10) years). No commission shall be payable as to any portion of the initial term beyond ten (10) years. As used herein, “Net Rent” is defined as the total base rental and operating expenses (but excluding future increases in operating expenses) actually to be paid to Owner by the tenant during the applicable term of the lease; and the calculation of the total base rental specifically incorporates, at a value of zero, any installments of base rental that the tenant is not required to pay as an inducement to enter into the lease (i.e. free rent). Payments shall be as negotiated between the Owner and Manager and as set forth on the Property Amendment.

(2)	Renewal Commissions. Owner shall pay to Manager a commission equal to the percentage specified in the related Property Amendment of the Net Rent to be paid by the tenant during the term of any renewal or extension of any tenant lease; provided, however, that no commission shall be payable as to any portion of such renewal or extension term beyond ten (10) years. For purposes of this subsection 4.2.B(2), a renewal shall include (i) a renewal of any tenant lease in a Property pursuant to a new agreement that is executed during the term of this Agreement and (ii) a renewal of an existing tenant lease pursuant to a new agreement that is executed during the term of this Agreement and prior to the expiration of the term of the existing tenant lease. Renewal commissions shall be paid out within thirty (30) days of the execution of the applicable renewal or extension.

(3)	Expansion Commissions. Owner shall pay to Manager a commission equal to the percentage specified in the related Property Amendment of the Net Rent to be paid by the tenant with respect to expansion space in a Property for the remaining portion of the initial lease term; provided, however, that no commission shall be payable as to any portion of the remainder of such lease term beyond ten (10) years. For purposes of this subsection 4.2.B(3), an expansion shall include (i) an expansion of any tenant lease in the Property pursuant to a new agreement that is executed during the term of this Agreement and (ii) an expansion of an existing tenant lease pursuant to a new agreement that is executed during the term of this Agreement and prior to the expiration of the term of the existing tenant lease. Expansion commissions shall be paid out within thirty (30) days of the execution of such expansion.

(4)	Co-Brokerage. As the exclusive leasing agent for the Properties, Manager shall cooperate with any independent, affiliated or non-affiliated licensed real estate brokers or agents and may offer co-agency but not sub-agencies with respect to the leasing of the Properties. Notwithstanding any language to the contrary contained in this Section 4.2 providing for a fee or commission to be paid to Manager, in the event that any such independent, affiliated or non-affiliated brokers participates, in good faith (and has a rightful claim to a brokerage commission), as a procuring cause of a tenant lease or any renewal, extension, expansion or other modification of any tenant lease with respect to which Manager would otherwise be due a commission pursuant to subsections 4.2.B(1) through 4.2.B(3), above (such broker or agent being hereinafter referred to as “Co-Agent”), then the commission payable by Owner shall only be as set forth on the Property Amendment under “Co-Brokerage Commissions.” Any such commissions shall be shared between Manager and Co-Agent as they shall agree.

C.	Pending Leases. Within fifteen (15) days after the expiration or earlier termination of this Agreement, Manager shall deliver to Owner a list of all parties to whom Manager has presented a bona fide “Letter of Proposal” or has otherwise taken substantial and material steps evidenced in a manner acceptable to Owner, in Owner’s reasonable discretion, with respect to a good faith effort to enter into a lease at a Property during the term of this Agreement regarding the possible leasing of space in a Property, or a possible renewal, extension or of any existing tenant lease covering space in a Property. Owner agrees that it will pay the commission that would otherwise be due in accordance with Section 4.2.B hereof in the event Owner or its successor or assign enters into any lease with any tenant validly included in Manager’s list or any affiliate thereof, or enters into any renewal, extension or expansion of an existing tenant lease included in Manager’s list so long as negotiations commence and are a final written agreement is executed by all necessary parties during one hundred eighty (180) days after such expiration or termination of this Agreement. Owner covenants and agrees that it shall not delay entering into any lease, or any renewal, extension or expansion thereof, for the purpose of depriving Manager of any commission due Manager pursuant to this Section 4.2.C.

4.3.	Construction Management Fees. For each Property for which Manager provides construction management services, Manager shall be entitled to fees as follows:

A.

Tenant Directed Improvements. For planning and coordinating the construction of any tenant directed improvements pursuant to lease concessions in new leases or lease renewals, including tenant-paid finish-out or improvements, Manager shall be entitled to receive from Owner or Owner JV that portion of such lease concessions as are specified in such lease or lease renewal, subject to a limit of 5% of such lease concessions, and, in addition, Owner or Owner JV shall ensure that any lease or lease renewal contains a provision requiring tenant to pay Manager the same percentage for any tenant-paid finish-out or improvements not covered by such lease concessions (i.e., paid by tenant).

B.	Other Management Fees for Construction Management Services. The Owner agrees to pay Contractor a management fee as specified in the appropriate Property Amendment.

4.4.	Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner, Owner JV, or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more 10% of the correct aggregate Management Fees for such fiscal year, Manager shall bear the cost of such audit.

5.	Insurance And Indemnification.

5.1.	Insurance to be Carried.

A.	Manager shall obtain and keep in full force and effect at Owner’s or Owner JV’s expense insurance (1) on the Properties and (2) on activities at the properties against such hazards as Owner and Manager shall deem appropriate. In any event, Manager shall procure, for the Properties for which Manager is property manager, insurance sufficient to comply with the Leases and the Ownership Agreements. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager and the applicable Owner or Owner JV.

B.

Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, worker’s compensation insurance covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder. Manager shall also obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability, employee theft, commercial general liability, and umbrella insurance, and Manager shall furnish Owner certificates of insurers naming Advisor, Owner and/or Owner JV as co-insureds and evidencing that such insurance is in effect. If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Advisor, Owner and/or Owner JV, as appropriate, with such a certificate evidencing coverage (and any other coverage Manager deems appropriate in the circumstances) and the naming of Advisor, Owner and/or Owner JV as co-insureds and evidencing that such insurance is in effect, as well as indemnification as is customary in the discretion of the Manager. The cost of such insurance procured by Manager shall be reimbursable to the same extent as provided in Section 3.1.

5.2.	Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

5.3.	Accidents and Claims. With respect to Properties for which Manager is property manager, and with respect to Properties for which manager is construction manager, Manager shall promptly investigate and shall report in detail to Owner and insurance carriers as applicable all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly and any report not so given within 10 days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly report delivered to Owner pursuant to Section 2.4.P(1). Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

5.4.	Indemnification.

A.	Wells OP II shall indemnify and hold harmless the Manager and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Delaware, the limited partnership agreement of Wells OP II, or as specifically provided otherwise in this Agreement. Notwithstanding the foregoing, the Manager shall not be entitled to indemnification or be held harmless pursuant to this Section 5.4.A for any activity for which the Manager shall be required to indemnify or hold harmless Wells OP II pursuant to Paragraph 5.4.B or pursuant to another specific provision of this Agreement. Any indemnification of the Manager may be made only out of the net assets of Wells OP II and not from the partners of Wells OP II.

B.

The Manager shall indemnify and hold harmless the Owner and Owner JV from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Manager’s bad faith, fraud, willful misfeasance, misconduct, reckless disregard of its duties, gross negligence, or material breaches of this Agreement.

6.	Term, Termination.

6.1.	Term. This Agreement shall commence on the date first above written and shall continue until terminated in accordance with the earliest to occur of the following:

A.	One year from the date of the commencement of the term hereof. However, this Agreement will be automatically extended for an additional one-year period at the end of each year unless Owner or Manager gives sixty (60) days written notice of its intention to terminate the Agreement;

B.	Sixty (60) days after prior written notice of intention to terminate the Agreement given by Owner or Manager; or

C.	Immediately upon the occurrence of any of the following:

(1)	A decree or order is rendered by a court having jurisdiction (A) adjudging Manager as bankrupt or insolvent, or (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (C) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

(2)	Manager (A) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (E) makes an assignment for the benefit of creditors, (F), is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of Owner, or (G) takes corporate or other action in furtherance of any of the aforesaid purposes.

Upon termination, the obligations of the parties hereto shall cease, provided that Manager shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due Manager up to the date of such termination and as may otherwise be provided in this Agreement, and provided, further, that if this Agreement terminates pursuant to Section 6.1.C above, Owner shall have other remedies as may be available at law or in equity.

6.2.	Manager’s Obligations after Termination. Upon the termination of this Agreement, Manager shall have the following duties:

A.	Manager shall deliver to Owner, or its designee, all books and records (including data files in magnetic or other similar storage media but specifically excluding any licensed software) with respect to the Properties.

B.	Manager shall transfer and assign to Owner (or Owner JV, if applicable), or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

C.	Manager shall render to Owner an accounting of all funds of Owner and Owner JV in its possession and shall deliver to Owner a statement of Management Fees claimed to be due Manager and shall cause funds of Owner and Owner JV held by Manager relating to the Properties to be paid to Owner and Owner JV or their designees and shall assist in the transferring of approved signatories on all Accounts.

7.	Miscellaneous.

7.1.	Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 7.1.

Owner:	WELLS OPERATING PARTNERSHIP II, L.P.
C/O WELLS REAL ESTATE INVESTMENT TRUST II, INC.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

WELLS REAL ESTATE INVESTMENT TRUST II, INC.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

With copy to Advisor:
WELLS CAPITAL, INC.
Attn: Managing Director, Asset Management
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Manager:	WELLS MANAGEMENT COMPANY, INC.
Attn: Managing Director, Property Services
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Advisor:	WELLS CAPITAL, INC.
Attn: Managing Director, Asset Management
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

7.2.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

7.3.	Assignment. Manager may delegate partially or in full its duties and rights under this Agreement but only with the prior written consent of Owner. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

7.4.	No Waiver. The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver thereof for the future.

7.5.	Amendments. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

7.6.	Headings. The headings of the various subdivisions of this Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

7.7.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.8.

Entire Agreement. This Agreement and the related Property Amendments and Exhibits hereto contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties. There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.

7.9.	Disputes. If there shall be a dispute between Owner and Manager relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

7.10.	Other Activities of Manager.

A.	General. Nothing herein contained shall prevent the Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner, including, without limitation, property management activities for other Persons (including other REITs) and the provision of services to other programs advised, sponsored or organized by the Manager or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Manager may, with respect to any investment in which the Owner is a participant, also render advice and service to each and every other participant therein. The Manager shall report to the board of directors of Wells REIT II the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Manager’s obligations to Owner and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.

B.

Policy with Respect to Allocation of Tenant Rental Opportunities. Before the Manager markets leasable space owned by another Wells-sponsored program to a prospective tenant, the needs of which would in the Manager’s judgment be met by leasable space owned by Owner, the Manager shall determine in its sole discretion that the prospective tenant’s needs would be better met by leasable space owned by another owner. In the event that the Manager is marketing to a prospective tenant whose needs would, in the sole discretion of the Manager, equally be met by leasable space owned by Owner and another Wells-sponsored program, then the Manager may more aggressively market the leasable space owned by the other program if it has had the longest period of time elapse since space owned by it was aggressively marketed by Manager. The Manager will use its reasonable efforts to fairly allocate prospective tenant opportunities in accordance with such allocation method and will promptly disclose any material deviation from such policy or the establishment of a new policy, which shall be allowed provided (1) the board of directors of Wells REIT II is provided with notice of such policy at least 60 days prior to such policy becoming effective and (2) such policy provides for the reasonable allocation of prospective tenant marketing opportunities among such programs. The Manager shall provide the Conflicts Committee with any information reasonably requested so that the Conflicts Committee can insure that the allocation of prospective tenant marketing opportunities is applied fairly. Nothing herein shall be deemed to prevent the Manager or an Affiliate from marketing leasable space that it may own rather than aggressively marketing space owned by Owner or another Wells-sponsored program so long as the Manager is fulfilling its obligation to market vacant space owned by Owner in a manner consistent with the policies and objectives of the Owner.

7.11.	Severability. If any term, covenant or condition of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, covenants or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

[Signatures appear on next page]

In Witness Whereof, the parties have executed this Property Management, Leasing and Asset Management Agreement as of the date first above written.

WELLS REIT II: WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name:
Title:

OWNER: WELLS OPERATING PARTNERSHIP II, L.P.

By:	Wells Real Estate Investment Trust II, Inc. (as General Partner of Wells Operating Partnership II, L.P.)

By:
Name:
Title:

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:
Name:
Title:

ADVISOR WELLS CAPITAL, INC.

By:
Name:
Title:

MANAGER: WELLS MANAGEMENT COMPANY, INC.

By:
Name:
Title:

Exhibit A

Additional Accounting Policies

Exhibit B

Monthly Reporting Package Contents

For the current month and year to date, statements presenting, on a comparative basis, actual to budget (and/or forecast or other projections), including variance explanations for material variances:

1.	Executive Summary (operations, leasing, capital, tenant/market issues, other)

2.	Balance Sheet

3.	Income Statement

4.	Trial Balance - Month Activity

5.	Trial Balance - YTD Balances

6.	General Ledger

7.	Copies of all bank statements & reconciliations.

8.	Aged Receivables and Delinquencies Report

9.	Check Register

10.	Rent Roll

11.	Schedule of Capital Additions.

12.	Schedule of Depreciation

13.	Schedule of Tenant Security Deposits

14.	Support Schedules for Asset & Liability accounts (Accrued Receivables, Prepaid Expenses, Other Assets, Accrued Operating Expenses, Accrued Real Estate Taxes, Accrued Interest, Other Liabilities, etc.)

15.	MTD & YTD variance report with explanations

16.	All reports should be provided using the Wells Chart of Accounts

17.	List of any material accrual adjustment that may have been missed on the last business day of each month

Exhibit C

Quarterly Reporting Package

1.	All items in the monthly reporting package with quarterly variances and explanations of material variances;

2.	Rental collection record;

3.	Quarterly operating statement;

4.	Copy of cash disbursements ledger entries for such period, if requested;

5.	Copy of cash receipts ledger entries for such period, if requested;

6.	The original copies of all contracts entered into by Manager on behalf of Owner or Owner JV during such period, if requested; and

7.	Copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.

Reforecast information is due to the Owner within 35 days after each quarter end as follows:

Quarter	Due Date
1st Quarter reforecast	February 5

2nd Quarter reforecast	May 5

3rd Quarter reforecast	August 5

4th Quarter reforecast	November 5

Form of Property Amendment

Property Description: __________________________________________________________________

___________________________________________________________________________________

___________________________________________________________________________________

Services to be Provided:

☐	Property management Services as specified in Section 2.4 of the Property Management, Leasing, and Construction Management Agreement except as specified below:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Reserve for Property $                     (per Section 2.4.K(1)(d) of Agreement)

Maintenance or repair costs threshold (if other than $10,000): $                     (per Section 2.4.E(3))

Maintenance supplies aggregate purchase price threshold (if other than $5,000): $                     (per Section 2.4.E(4))

☐	Leasing Agreement duties as specified in Section 2.5 of the Property Management, Leasing, and Construction management Agreement except as specified below:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

☐	Construction Management Services as specified in Section 2.6 of the Property Management, Leasing, and Construction Management Agreement except as specified below. In particular, the construction management will include the following (add attachments as necessary):

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Property Amendment (continued)

Fees

☐	Property Management Fee: %, as specified in Section 4.1

☐	Property Management Fee (other calculation):

☐	Leasing Agreement Fees:

☐	Lease Up Fee:

☐	New Lease Commission Percentage (see Section 4.2.B(1)):

☐	Renewal Commission Percentage (see Section 4.2.B(2)):

☐	Expansion Commission Percentage (see Section 4.2.B(3)):

☐	Co-Brokerage Commissions (see Section 4.2.B(4)):

________________________________________________________________________________

________________________________________________________________________________

☐	Payment terms (if other than specified in Section 4.2): ____________________________________

☐	Construction management Fees:

___________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

Examples:

☐	The Owner agrees to pay Manager a management fee in the amount of $ within fifteen (15) days of acceptance of the Improvement by the Owner.

☐	As payment for the services to be performed by the Manager hereunder, Owner shall pay the Manager a fee of ($ ), to be paid on the first day of each month of the term of the project in equal monthly installments of ($ ), plus reimbursable expenses referenced in Section 3 of this Agreement.

☐	Manager agrees to collect and provide the Owner with invoices for the work completed on the Improvement on a monthly basis unless the Owner and Manager agree to a more frequent basis. Upon delivery of such invoices, the Owner will be solely responsible for promptly paying the company or companies performing the work. The contract form used by the Owner shall specify that Manager has no responsibility for payment. Reimbursable expenses as described in Section 3 of this Agreement shall be reimbursed to the Manager at cost plus ten percent (10%) and shall be billed on a monthly basis.